EXHIBIT 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Registration Statement on Form S-8 of PEDEVCO Corp. (the “Company”) to be filed on or around September 27, 2018 (the “Form S-8”), and to all references to our firm and our report dated February 6, 2018, entitled “PEDEVCO Corp. Reserve Report” (the “Report”). We also consent to the incorporation by reference in the Form S-8 of the Report and all references to our firm and the information from our Report.

Tenet Advisory Group, LLC State of Texas Registration No. F-18903

By:	/s/ Jody D. Crook
Name:	Jody D. Crook, Managing Partner
Title:	Managing Partner, Tenet Advisory Group, LLC

Tenet Advisory Group, LLC
7700 W Hwy 71, Suite 300
Austin, TX 78735

September 27, 2018